Free Writing Prospectus

Dated February 23, 2017

Filed pursuant to Rule 433

Registration Statement No. 333-207831

United Technologies Announces Secondary Offering

of its Position in Watsco, Inc. Common Stock

FARMINGTON, Conn. – Feb. 23, 2017 – United Technologies Corp. (NYSE: UTX) announced today the commencement of an underwritten secondary offering of 4,235,685 shares of common stock of Watsco, Inc. (NYSE: WSO). Watsco is not offering any shares of common stock and will not receive any proceeds from the sale of the shares offered.

Through private placements in July 2009 and April 2012, United Technologies acquired an approximately 12% ownership interest in Watsco in an effort to support the commercial relationship between the two companies. Since then, the relationship has strengthened with both Watsco and Carrier having achieved meaningful growth in sales and profitability. Owning the stock of other publicly traded companies is not United Technologies’ core business and, due to the potential impact of mark-to-market accounting beginning in 2018, United Technologies has decided to sell its shares of common stock in Watsco. The ongoing relationship between the two companies is not impacted by the proposed share offering and does not affect the parties’ respective ownership interests in their three Carrier Enterprise joint ventures.

“Watsco is Carrier’s largest single customer and a valued business partner. Our long-standing business relationship is as strong today as ever, and Watsco continues to be an important part of our distribution network in the Americas,” said Bob McDonough, President, UTC Climate, Controls & Security.

Goldman, Sachs & Co. and Baird will act as joint book-running managers for the offering. Watsco has previously filed an automatically effective shelf registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before making any investment decision, you should read the prospectus in that registration statement and other documents (including any preliminary prospectus supplement) Watsco has filed with the SEC for more complete information about Watsco and this offering. Watsco intends to file a further prospectus supplement with respect to this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, also may be obtained from: Watsco, 2665 S. Bayshore Drive, Suite 901, Miami, Florida, 33133, Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attention: Prospectus Department (Tel: 212-902-1171) or Baird, Attention: Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by email at syndicate@rwbaird.com, or by telephone at (800) 792-2473.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The proposed offering of these shares of common stock is being made only by means of a Watsco prospectus supplement and a related prospectus.

About United Technologies and Carrier.

United Technologies Corp., based in Farmington, Connecticut, provides high technology systems and services to the building and aerospace industries. Carrier Corporation is a part of UTC Climate, Controls & Security, a unit of United Technologies Corp. Carrier is a world leader in high-technology, air-conditioning and refrigeration solutions.

About Watsco, Inc.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC/R industry, currently operating 565 locations serving 88,000 customers in the United States, Canada, Mexico and Puerto Rico. Watsco’s strategy provides the products, support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems.

Free Writing Prospectus

Dated February 23, 2017

Filed pursuant to Rule 433

Registration Statement No. 333-207831

Forward-Looking Statements and Information:

This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases and other measures of financial performance or potential future plans, strategies or transactions. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction and in both the commercial and defense segments of the aerospace industry, levels of air travel, financial condition of commercial airlines, the impact of weather conditions and natural disasters and the financial condition of our customers and suppliers; (2) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services; (3) future levels of indebtedness and capital spending and research and development spending; (4) future availability of credit and factors that may affect such availability, including credit market conditions and our capital structure; (5) the timing and scope of future repurchases of our common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (6) delays and disruption in delivery of materials and services from suppliers; (7) company and customer- directed cost reduction efforts and restructuring costs and savings and other consequences thereof; (8) the scope, nature, impact or timing of acquisition and divestiture activity, including among other things integration of acquired businesses into our existing businesses and realization of synergies and opportunities for growth and innovation; (9) new business opportunities; (10) our ability to realize the intended benefits of organizational changes; (11) the anticipated benefits of diversification and balance of operations across product lines, regions and industries; (12) the outcome of legal proceedings, investigations and other contingencies; (13) pension plan assumptions and future contributions; (14) the impact of the negotiation of collective bargaining agreements and labor disputes; (15) the effect of changes in political conditions in the U.S. and other countries in which we operate, including the effect of changes in U.S. trade policies or the U.K.’s pending withdrawal from the EU, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; and (16) the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which we operate. For additional information identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see our reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.